SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           October 15, 2002

FSI International, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-17276	41-1223238

(State or other jurisdiction) of incorporation	(Commission File Number)	(IRS Employer Identification No.)

3455 Lyman Boulevard Chaska, Minnesota	55318

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (952) 448-5440

Item 5. Other Events

     On October 9, 2002, FSI International, Inc. (the “Company”) announced the early termination of the distribution agreements with Metron Technology N.V. (“Metron”) in Europe and the Asia-Pacific region, effective March 1, 2003 (“Closing Date”).

     Under the terms of the transition agreement, the Company will assume direct sales, service and applications support and logistics responsibilities for its surface conditioning and microlithography products in Europe and the Asia-Pacific region as of March 1, 2003, while Metron will continue to represent the Company’s products in Israel.

     In conjunction with this transaction, the Company will advance up to $4.0 million to Metron on a secured basis. On the Closing Date, the advance will be applied toward the repurchase by the Company of inventory and equipment that Metron currently holds to support its obligations under the current distribution arrangement.

     Under the terms of a transition agreement, the Company has agreed to pay to Metron on the Closing Date an early termination fee of approximately $2.75 million. Subject to approval by Metron’s shareholders, the Company will surrender on the Closing Date approximately 1.154 million Metron common shares now owned by the Company in payment of this early termination fee.

     It is anticipated that approximately 90 Metron employees who are currently dedicated to sales, technical service and applications engineering activities related to the distribution of the Company products in Europe and the Asia-Pacific region will transfer to the Company on the Closing Date.

     On October 9, 2002, the Company issued a press release, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

99	Press release dated October 9, 2002

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FSI INTERNATIONAL, INC

By /s/ PATRICIA M. HOLLISTER Patricia M. Hollister Chief Financial Officer

Date: October 15, 2002

Exhibit Index

Exhibit	Description

99	Press release dated October 9, 2002

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